                                                           AMENDMENT No. 1 AND TEMPORARY WAIVER

     This AMENDMENT NO. 1 AND WAIVER (this "Amendment"), dated as of June 29, 2002 is by and among (a) PCD Inc. (the "Borrower"), (b) the Guarantors listed on the signature pages hereto (the "Guarantors" and together with the Borrower, the "Obligors"), (c) Fleet National Bank as Agent (in such capacity, the "Agent"), and (d) the other lending institutions listed on the signature pages hereto (collectively, the "Lenders").

     WHEREAS, the Borrower, the Lenders, and the Agent are parties to that certain Amended and Restated Loan Agreement, dated as of February 27, 2002 (as amended and in effect from time to time, the "Loan Agreement"), pursuant to which the Agent and the Lenders, upon certain terms and conditions, have agreed to make loans and otherwise extend credit to the Borrower;

     WHEREAS, capitalized terms which are used herein without definition and which are defined in the Loan Agreement shall have the same meanings herein as in the Loan Agreement;

     WHEREAS, the Borrower has failed to comply with the terms of the Loan Agreement and the Financing Documents as described on Schedule 1 attached hereto and made a part hereof, and as such, certain Events of Default exist under the Loan Documents (solely for the time periods referenced on Schedule 1, the "Specified Defaults");

     WHEREAS, the Lenders and the Agent have agreed, subject to the satisfaction of the conditions precedent set forth herein, to waive the Specified Defaults on a temporary basis until September 30, 2002 and to so amend the Loan Agreement and the other Financing Documents as set forth herein.

     NOW, THEREFORE, the Obligors, the Lenders and the Agent hereby agree as follows:

     1.     Acknowledgement of Default. The Borrower acknowledges and agrees that the Specified Defaults constitute a Default and an Event of Default under the Loan Agreement. The Borrower also acknowledges and agrees that the Agent and the Lenders may (other than during the Waiver Period referred to below), if they so elect, proceed further to enforce their rights and remedies under the Financing Documents to collect the Borrower's indebtedness to the Agent and the Lenders under, and the other Obligations evidenced by, the Financing Documents. The Borrower also acknowledges and agrees that, as a result of the Specified Defaults, the Lenders and the Agent are under no obligation (other than during the Waiver Period referred to below) to advance additional funds to, or otherwise extend credit on behalf of, the Borrower pursuant to the Loan Agreement. The Borrower agrees that the Obligations of the Borrower to the Agent and the Lenders as evidenced by or otherwise arising under the Loan Agreement and the other Financing Documents, except as otherwise expressly modified in this Amendment upon the terms set forth herein, are, by the Borrower's execution of this Amendment, ratified and confirmed in all respects and the Borrower confirms that the Obligations are not subject to any claims or defenses whatsoever.

     2.     Temporary Waiver. Subject to the satisfaction of the conditions precedent set forth herein and in consideration of and reliance upon the agreements of the Obligors contained herein, each of the Lenders agrees to waive any Event of Default arising from the occurrence of the Specified Defaults, solely for the period from the date of the Specified Defaults until 5:00 p.m. (Boston time) on September 30, 2002 (the "Waiver Period"). Such waiver shall automatically, and without any action, notice, demand or any other occurrence, expire as of the end of the Waiver Period. Upon the expiration of the Waiver Period, (i) the Lenders and the Agent shall retain all of the rights and remedies relating to the Specified Defaults (including, without limitation, the right to accelerate the Obligations and pursue their rights and remedies under the Financing Documents and applicable law) and (ii) the Specified Defaults shall be reinstated and shall be in full force and effect.

     3.     Amendments to the Loan Agreement. Effective as of the date hereof, the Loan Agreement shall be amended as follows:

            3.1.     Definitions.

                     (a) Section 1.1 of the Loan Agreement is hereby amended by adding the following new definition in the correct alphabetical order:

                              "Adjusted Projected Outstandings" means, as at any date, an amount equal to 105% of the amount of Revolving Credit Loans and Letters of Credit projected to be outstanding at such date, as set forth in the most recent 13-week cash flow forecast delivered to the Lenders pursuant to Section 5.3.3(B) hereof which has been approved by the Majority Lenders, for purposes of establishing the
                         Adjusted Projected Outstandings.

                     (b) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of "Current Liabilities" set forth therein and substituting in lieu thereof the following new definition:

                              "Current Liabilities" means all liabilities of the Borrower and the Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as current liabilities of corporations conducting a business the same as or similar to that of the
                         Borrower and any Subsidiaries, including without limitation, the capitalized amount of Capitalized Lease Obligations and fixed prepayments of, and sinking fund payments and reserves with respect to, Indebtedness, in each case required to be made within one year from the date of determination; provided, however, for the period from June 30, 2002 until September 30, 2002, Current
                         Liabilities shall not include the Obligations (as defined herein)."

            3.2.     Revolving Credit Availability. Section 2 of the Loan Agreement is hereby amended by adding the following new Section 2.1.1A immediately following Section 2.1.1:

                          "Section 2.1.1A Revolving Credit Availability. Notwithstanding anything to the contrary set forth herein, from and after June 30,
                     2002, no Lender shall have any obligation to make any Revolving Credit Loan, and the Agent shall have no obligation to issue, renew or extend any Letter of Credit if, after giving effect to such Advance or the issuance of such Letter of Credit, the sum of (i) the aggregate principal amount of all Revolving Credit Loans outstanding plus (ii) the aggregate amount of all Letters of Credit outstanding and all unreimbursed amounts in respect of Letters of Credit would exceed, in the aggregate, the Adjusted Projected Outstandings at such time;
                     provided that the Adjusted Projected Outstandings may not exceed the Revolving Credit Loan Commitments. The Borrower agrees that
                     (i) the limitation contained in the preceding sentence will, from and after June 30, 2002, prevail over any other provision of this Loan
                     Agreement and the other Financing Documents which would otherwise permit a greater aggregate amount of Loans and/or Letters of
                     Credit to be outstanding hereunder and (ii) if and to the extent that the limitation contained in the preceding sentence is, for any reason, exceeded, the Borrower shall immediately repay outstanding Loans in an amount sufficient to cause such limitation to not be exceeded."

            3.3.     Tax Refund. Section 2.6.1.3 of the Loan Agreement is amended by adding the following new text at the end thereof immediately following the text "to the principal amount of the B-2 Term Loan":

                     "; provided, however, notwithstanding anything contained in this Section 2.6.1.3, any tax refund received by the Borrower with respect to amendments to tax returns filed for the tax years 1996 and 1997 shall be applied first to the outstanding principal amounts of the A-1
                     Revolving Credit Loans and second to the outstanding principal amounts of the A-2 Revolving Credit Loans"

            3.4.     Monthly Conference Call. Section 5 of the Loan Agreement is hereby amended by deleting Section 5.1.25 in its entirety and substituting in lieu thereof the following:

                          "5.1.25     Conference Calls. The Borrower shall make available members of management each month, on a day agreed upon by the Borrower and the Lenders, to participate in a conference call with the Lenders and the Agent. Participants on behalf of the Borrower shall give an update on the financial condition of the Borrower and respond to questions from the Lenders and the Agent."

            3.5.     Cash Flow Forecast. The Loan Agreement is hereby amended by deleting Section 5.3.3(B) and substituting in lieu thereof the following:

                          "5.3.3(B) On a weekly basis, a rolling forecast of the cash flows of the Borrower and its Subsidiaries for the thirteen (13) week period commencing at the beginning of such week, together with a comparison to forecast results previously delivered to the Agent and the Lenders and including a forecast of the outstanding amount of Revolving Credit Loans and Letters of Credit for such period, such forecast to be in form and substance acceptable to the Agent and the Majority Lenders. The projected outstanding amount of Revolving
                     Credit Loans and Letters of Credit shall, for purposes of determining the Adjusted Projected Outstandings be those set forth in the cash flow forecast delivered to and approved by the Majority Lenders during the first week of each calendar month, such approval by the
                     Majority Lenders shall not be unreasonably withheld. In the event that the Majority Lenders do not approve the cash flow forecast delivered during the first week of any calendar month within 5 Business Days of receipt thereof, Adjusted Projected Outstandings shall thereafter be determined by reference to the most recent 13 week cash flow forecast which has been approved by the Majority Lenders.

            4.       Other Defaults. The waiver set forth in Section 2 shall apply only to the Specified Defaults. No waiver with respect to any other Default or Event of Default, whether presently existing or hereafter arising, is granted hereby. Any obligation of the Lenders to make Loans shall at all times be subject to the satisfaction of the conditions precedent set forth in Section 3.1 of the Loan Agreement, exclusive, during the Waiver Period, of those conditions precedent relating to whether or not the Specified Defaults have occurred and are continuing. The Lenders and the Agent shall, at all times, retain all of the rights and remedies in respect of any Default or Event of Default under the Loan Agreement other than, during the Waiver Period, the Specified Defaults.

            5.       No Present Claims. Each Obligor acknowledges and agrees that: (a) none of the Obligors has any claim or cause of action against any of the Lenders or the Agent (or any of their directors, officers, employees, attorneys or agents); (b) none of the Obligors has offset rights, counterclaims or defenses of any kind against any of their obligations, indebtedness or liabilities to any of the Lenders or the Agent; and (c) each of the Lenders and the Agent have heretofore properly performed and satisfied in a timely manner all of their obligations to the Borrower and the other Obligors. The Lenders and the Agent wish (and the Obligors agree) to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the rights, interests, contracts, collateral security or remedies of the Lenders or the Agent. Therefore, each of the Obligors, on its own behalf and on behalf of each of its respective successors and assigns, hereby waives, releases and discharges the Lenders and the Agent (including their respective subsidiaries, parents and affiliates) and all of their directors, officers, employees, attorneys and agents, and their respective heirs, successors and assigns, from any and all claims, demands, actions or causes of action arising out of or in any way relating to the Financing Documents and any documents, instruments, agreements (including this Amendment), dealings or other matters connected with the Financing Documents, including, without limitation, all known and unknown matters, claims, transactions or things occurring on or prior to the date of this Amendment related to the Financing Documents. The waivers, releases, and discharges in this paragraph shall be effective regardless of any other event that may occur or not occur on or after the date hereof.

            6.       Representations and Warranties. The Borrower hereby represents and warrants to the Agent as of the date hereof:

            (a) All of the representations and warranties made by the Borrower in the Loan Agreement and the other Financing Documents are true and correct on the date hereof as if made on and as of the date hereof, except to the extent that any of such representations and warranties relate by their terms to a prior date or relate to the Borrower's compliance with the provision referred to in the definition of "Specified Defaults" for the period of time referred to therein.

            (b) The execution, delivery and performance by the Borrower of its obligations hereunder, and under the Loan Agreement as amended hereby, do not violate, constitute a default under, or result in the breach of, any agreement, instrument or indenture binding upon the Borrower or any of the Subsidiaries.

            7.       Conditions Precedent. This Amendment shall be effective as of the date hereof upon the satisfaction of the following conditions precedent:

            (a)      The Borrower, the Guarantors, and the Majority Lenders shall have executed and delivered to the Agent this Amendment.

            (b)      The Borrower shall have paid or reimbursed the Agent and each of the Lenders for all of the reasonable costs and expenses incurred by the Agent and each of the Lenders in connection with the preparation, execution, and delivery of this Amendment.

            8.       No Waiver. Except as otherwise expressly provided for in this Amendment, nothing in this Amendment shall extend to or affect in any way any of the rights or obligations of the Borrower or any Guarantor or any of the Agent's or the Lenders' obligations, rights and remedies arising under the Financing Documents, and, except as expressly set forth herein, neither the Agent nor any Lender shall be deemed to have waived any or all of its rights or remedies with respect to any Default or Event of Default existing on the date hereof or arising hereafter.

            9.       Ratification of Agreements. Each of the Obligors hereby affirms its absolute and unconditional promise to perform and pay to each Lender and the Agent the Obligations under the Notes, the Loan Agreement as amended hereby, and the other Financing Documents to which it is a party at the times and in the amounts provided for therein. This Amendment shall constitute a Financing Document and (i) any failure of any Obligor to comply with any of the provisions of this Amendment and/or (ii) the failure of any representation or warranty contained herein to be true and correct in all material respects shall constitute a Default and an immediate Event of Default under the Loan Agreement.

           10.       Expenses. The Borrower agrees to pay to the Agent and the Lenders upon demand (a) an amount equal to any and all reasonable out-of-pocket costs or expenses (including, without limitation, reasonable legal fees and disbursements, collateral audit and appraisal expenses) incurred or sustained by the Agent or any of the Lenders in connection with the preparation of this Amendment and related matters and (b) from time to time any and all reasonable out-of-pocket costs or expenses, legal fees, disbursements and other expenses hereafter incurred or sustained by the Agent or any of the Lenders in connection with the administration of credit extended by the Agent to the Borrower or the preservation of or enforcement of their rights under the Financing Documents or in respect of any of the Borrower's other obligations to the Agent and the Lenders. The Borrower agrees that the Agent and the Lenders may debit any account maintained by the Borrower (other than payroll accounts) with them to pay any fees, expenses and other amounts payable by the Borrower to the Agent and/or the Lenders under the Loan Agreement or hereunder. In addition, the Agent may instruct each depository institution with which the Agent shall have entered into an agency account agreement to debit any account maintained by the Borrower with such depository institution and remit any amounts on deposit therein to the Agent in payment of such amounts.

           11.       Miscellaneous. This Amendment may be executed in counterparts, each of which may be delivered by telecopier. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts.

           IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first written above.

                                                PCD INC.

                                                By: /s/ John J. Sheehan III
                                                Name: John J. Sheehan
                                                Title: Vice President Finance and Administration
                                                      Chief Financial Officer and Treasurer

                                                FLEET NATIONAL BANK, individually and as Agent

                                                By: /s/ Corinne M. Barrett
                                                Name: Corinne M. Barrett
                                                Title: Senior Vie President

                                                CITIZENS BANK OF MASSACHUSETTS

                                                By:
                                                Name:
                                                Title:

                                                COMERICA BANK - California, successor by merger to Imperial Bank

                                                By: /s/ Charles R. Bowman
                                                Name: Charles R. Bowman
                                                Title: Vice President

                                                EASTERN BANK

                                                By: /s/ John P. Farmer
                                                Name: John P. Farmer
                                                Title: Vice President

                                                RESTORATION FUNDING CLO, LTD
                                                By Highland Capital Management, Ltd., as Collateral Manager

                                                By:
                                                Name:
                                                Title

                                                 WACHOVIA BANK NATIONAL ASSOCIATION
                                                 Formerly know as First Union National Bank

                                                By: /s/ Jill W. Arre
                                                Name: Jill W. Arre
                                                Title: Director

                                                FIRST SOURCE LOAN OBLIGATIONS TRUST
                                                By: FIRST SOURCE FINANCIAL, INC., its Servicer and Administrator

                                                By: /s/ Kathi J. Inorio
                                                Name: Kathi J. Inorio
                                                Title: Senior Vice President

                                                GUARANTORS:

                                                WELLS-CTI, INC.

                                                By: John L. Dwight, Jr.
                                                Name: John L. Dwight, Jr.
                                                Title: Chairman

                                                WELLS INTERNATIONAL CORPORATION, INC.

                                                By: John L. Dwight, Jr.
                                                Name: John L. Dwight, Jr.
                                                Title: Chairman

                                                WELLS - CTI KK

                                                By: John L. Dwight, Jr.
                                                Name: John L. Dwight, Jr.
                                                Title: Director

                                                PCD USVI, INC.

                                                By: John L. Dwight, Jr.
                                                Name: John L. Dwight, Jr.
                                                Title: President

Schedule 1

Specified Defaults

1. Failure to comply with Section 5.1.10(A) of the Loan Agreement due to an EBITDA of $527,099 (minimum of $1,100,000 required) for the fiscal quarter ended June 29, 2002.

2. Failure to comply with Section 5.1.12 of the Loan Agreement due to a Ratio of Total Indebtedness for Borrowed Money to EBTDA of 13.39:1.00 (maximum of 6:20:1.00 permitted) for the fiscal quarter ended June 29, 2002.

3. Failure to comply with Section 5.1.24 of the Loan Agreement due to an Interest Coverage Ratio of 1.11:1.00 (1.40:1.00 required) for the fiscal quarter ended June 29, 2002.